Exhibit 99.1

SONUS PHARMACEUTICALS SIGNS EXCLUSIVE IN-LICENSING AGREEMENT
WITH BAYER HEALTHCARE FOR CASPASE ACTIVATOR COMPOUNDS

BOTHELL, Washington — August 07, 2008 — Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) announced today that it has signed an exclusive in-licensing agreement with Bayer HealthCare LLC for development of a family of compounds known as caspase activators presently in preclinical research. Caspase activators consist of small molecules that have been identified in pre-clinical research as activators of programmed cell death. Unlike normal cells, many tumor cell types have lost the ability to undergo the normal process of programmed cell death, known as apoptosis. By activating the caspase pathway, tumor cells can be triggered to undergo apoptosis resulting in cell death. As the caspase family of proteases play essential roles in apoptosis, the caspase activators offer the potential for the development of therapies in the treatment of various cancers.

The lead compound has demonstrated anti-tumor activity in a range of preclinical animal tumor models, including taxane-resistant tumors, following both intravenous and oral administration. “We are very excited to add this class of small molecule oncology compounds to our existing portfolio with SN2310, and we believe it will be very complementary to the existing oncology programs at OncoGenex as well”, stated Mike Martino, President & CEO of Sonus. “Based on the current plans and resources, we would expect to move this compound into Phase 1 clinical development within 12-18 months”, continued Mr. Martino.

Under terms of the agreement, Sonus was granted exclusive rights to develop two core compounds for all prophylactic and therapeutic uses in humans. Additionally, Sonus was granted rights to all other non-core compounds covered under the patents for use in oncology. Bayer retained rights to develop biological conjugates of the molecules (excluding the two core compounds), and agreed not to develop the non-core compounds as small molecules or pro-drugs for use in oncology. “We believe that this agreement is a clear reflection of the quality of our prior relationship with Bayer and illustrates Bayer’s confidence in our company”, stated Mr. Martino.

Under the terms of the agreement, Bayer will receive an upfront license fee of $450,000, milestone payments, and royalties on sales of any compounds successfully commercialized upon FDA approval. Specific financial terms on milestone payments and royalties were not disclosed. The upfront license fee and anticipated costs for advancing the compound to Phase 1 clinical development were included in prior financial forecasts provided by Sonus.

Definitive Agreement to Merge

On May 28, 2008, Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) and OncoGenex Technologies Inc., jointly announced the signing of a definitive agreement to merge the two companies. The combined company will operate as OncoGenex Pharmaceuticals, Inc. The proposed transaction received unanimous approval from the Boards of Directors of Sonus and OncoGenex, and is expected to be completed in the third quarter of 2008, subject to the approval of Sonus’ and OncoGenex’ shareholders.

Safe Harbor

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements relating to the timing of clinical trials and development efforts and the results of clinical and pre- clinical studies are all forward-looking statements. The potential risks and uncertainties include, among others, the timing and costs of clinical trials and regulatory approvals, risks that clinical trials will not be successful, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities, as well as other risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products. A more complete discussion of risks and uncertainties that may affect forward-looking statements is included in Sonus Pharmaceuticals’ filings with the SEC, including its Annual Report on Form 10-K for fiscal year 2007, and its Quarterly Report on Form 10-Q for the first quarter of 2008. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Sonus. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

Proxy Solicitation

In connection with the proposed merger, Sonus filed with the SEC a Proxy Statement and related materials on July 3, 2008. The Proxy Statement contains information about Sonus, OncoGenex and the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY

CONTAIN IMPORTANT INFORMATION ABOUT SONUS, ONCOGENEX AND THE PROPOSED MERGER.

Sonus and OncoGenex, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sonus, including their respective security holdings, is set forth in Sonus’ Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on April 29, 2008, and the Proxy Statement filed with the SEC on July 3, 2008. As of June 30, 2008, OncoGenex’ directors and executive officers beneficially owned approximately 1,755,000 shares, or 14.5%, of OncoGenex’ capital stock. Investors may obtain additional information regarding the interests of OncoGenex, Sonus and their respective executive officers and directors in the merger by reading the Proxy Statement for such proposed transaction.

The Proxy Statement and other relevant materials, and any other documents filed by Sonus with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Sonus by directing a request to: Sonus Pharmaceuticals, Inc., 1522 2 17th Place SE, Suite 100, Bothell, WA 98021, Phone (425) 686-1500, Fax (425) 686-1600, Attention: Investor Relations.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of cancer drugs that are designed to provide better efficacy, safety and tolerability, and ease of use. Sonus moved an oncology product candidate, SN23 10, into a Phase 1 clinical trial in September 2006. For additional information on Sonus, including past news releases, please visit www.sonuspharma.com.

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Sonus Contact:

Investor

Doug Sherk Dahlia Bailey

415-896-6820 dabailey@evcgroup.com

Media

Steve DiMattia

917-620-0590

sdimattia@evcgroup.com